EXHIBIT NO. EX-99.h.3


                  ADDENDUM TO ADMINISTRATION AGREEMENT BETWEEN
                GAM FUNDS, INC. AND BROWN BROTHERS HARRIMAN & CO.

THIS ADDENDUM is made this 12th day of November, 2001 by and between the parties set forth below:

WHEREAS, the parties to the Administration Agreement, dated October 1, 1995 (the Agreement"), desire to modify Schedule A of the Agreement;

NOW  THEREFORE,   in  consideration  of  the  premises  and  mutual   agreements
hereinafter set forth, and for other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

     1. That the following is a list of Funds for which the Administration shall serve under the Agreement set forth as Schedule A:

          o  GAMerica Capital Fund
          o  GAM Europe Fund
          o  GAM Global Fund
          o  GAM International Fund
          o  GAM International Long/Short Fund
          o  GAM Japan Capital Fund
          o  GAM American Focus Fund
          o  GAM American Focus Long/Short Fund
          o  GAM Pacific Basin Fund

IN WITNESS WHEREOF, the parties have entered into this Addendum as of the date set forth above.




  GAM Funds, Inc.                                  Brown Brothers Harriman & Co.


  By:  /s/ Joseph J. Allessie                      /s/ Stokely P. Towles
       ------------------------------              -----------------------------
       Name:  Joseph J. Allessie                   Name:  Stokely P. Towles
       Title: Secretary                            Title: Partner